BioSpecifics Technologies Corp. Initiates Phase 1 Clinical Trial of
XIAFLEX for Treatment of Uterine Fibroids

LYNBROOK, NY – April 18, 2017 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase based-therapies with a first in class collagenase-based product marketed as XIAFLEX® in the U.S. and Xiapex® in Europe, today announced that it has initiated an open-label, dose escalation Phase 1 clinical trial of XIAFLEX for the treatment of uterine fibroids.

"The treatment of our first patient in this trial for uterine fibroids is an important milestone for BioSpecifics and supports our business objective to develop XIAFLEX for medically necessary indications,” commented Thomas L. Wegman, President of BioSpecifics. “We believe there are strong benefits to XIAFLEX as a potential non-surgical treatment for uterine fibroid patients and that achieving a reduction in the size and stiffness of the fibroids will decrease symptoms of pain and bleeding, avoid the need for surgical procedures and result in a better quality of life for affected women.”

The Phase 1 open-label dose escalation study is being conducted at the Department of Gynecology & Obstetrics at Johns Hopkins University and will enroll 15 female subjects treated prior to hysterectomy. Three subjects have been injected with saline only to evaluate the safety and effectiveness of the injection method and the remaining 12 subjects will now be injected with increasing doses of XIAFLEX. The primary endpoint will assess the safety and tolerability of a single injection of XIAFLEX directly into the uterine fibroids at three doses under transvaginal ultrasound guidance. The secondary endpoints will assess symptoms of pain and bleeding, quality of life throughout the study, shrinkage of XIAFLEX treated fibroids in size, increased rates of apoptosis in treated fibroids and a decrease in the collagen content of treated fibroids.

About Uterine Fibroids

Uterine fibroids are very common benign tumors in the reproductive tract that contain large amounts of collagen which may cause pelvic discomfort and pain, decreased fertility, pregnancy complications, an increased rate of miscarriage, uterine bleeding, prolonged menstrual bleeding and frequent urination. Uterine fibroids are the leading cause of hysterectomies in the U.S., accounting for about 250,000 hysterectomies and 30,000 myomectomies performed each year. Uterine fibroids have been estimated to cost up to $9.4 billion annually in direct costs in the U.S. and there is a high level of recurrence with current treatment options.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is marketed as XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture and Peyronie's disease by BioSpecifics' partner, Endo International plc (Endo). XIAFLEX® is also commercialized in Japan, Europe, Canada and Australia for Dupuytren's contracture and for Peyronie's disease in Europe and Australia. Endo is partnered with Sobi, Actelion and Asahi Kasei for Dupuytren’s contracture and Peyronie’s disease outside the U.S. The XIAFLEX research and development pipeline includes several additional promising indications. BioSpecifics is managing the development of XIAFLEX for uterine fibroids and is conducting a Phase 1 clinical trial. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the company's strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are "forward-looking statements." The forward-looking statements in this press release include statements concerning, among other things, whether there are strong benefits to XIAFLEX as a potential non-surgical treatment for uterine fibroid patients and whether achieving a reduction in the size and stiffness of the fibroids will decrease symptoms of pain and bleeding, avoid the need for surgical procedures and result in a better quality of life for affected women. In some cases, these statements can be identified by forward-looking words such as "believe," "expect," "plan", "may," "will," "can," and "could," the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics' current expectations and its projections about future events and various assumptions. There can be no assurance that BioSpecifics will realize its expectations or that BioSpecifics' beliefs will prove correct. There are a number of important factors that could cause BioSpecifics' actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Endo and its partners, Asahi Kasei Pharma Corporation, Actelion Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for additional indications that will determine the amount of milestone, royalty, mark-up on cost of goods sold, license and sublicense income BioSpecifics may receive; the potential of XIAFLEX to be used in additional indications; Endo modifying its objectives or allocating resources other than to XIAFLEX; and other risk factors identified in BioSpecifics' Annual Report on Form 10-K for the year ended December 31, 2016 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this press release and, except as may be required by law, BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:
BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com